================================================================================
                                                                   EXHIBIT 10.10

                   EXCLUSIVE LICENSE AGREEMENT FOR TOSTREX(TM)

                                     BETWEEN

                                    PDI, INC.

                                       AND

                          CELLEGY PHARMACEUTICALS, INC.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

================================================================================

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

ARTICLE 1 DEFINITIONS....................................................      1

           "Affiliates"..................................................      1
           "Agreement"...................................................      1
           "Approvals"...................................................      2
           "Auditor".....................................................      2
           "Cellegy Information "........................................      2
           "Dollars" or "$"..............................................      2
           "Defective Product"...........................................      2
           "Exclusive License"...........................................      2
           "Effective Date"..............................................      2
           "FDA".........................................................      2
           "FD&C Act"....................................................      2
           "Good Manufacturing Practice".................................      2
           "Improved Product"............................................      2
           "Intellectual Property Rights"................................      2
           "Joint Management Committee"..................................      2
           "Launch Date".................................................      3
           "Loss"........................................................      3
           "Licensed Product"............................................      3
           "Know-How"....................................................      3
           "Net Sales"...................................................      3
           "Patent Rights"...............................................      3
           "Proprietary Rights"..........................................      3
           "Relevant Regulatory Authority"...............................      4
           "Territory"...................................................      4
           "Third Party".................................................      4
           "Trademark"...................................................      4
           "Sublicensee".................................................      4

ARTICLE 2 REPRESENTATIONS AND WARRANTIES.................................      4

   2.1     "Representations and Warranties of Cellegy"...................      4
   2.2     "Representations and Warranties of Licensee"..................      6

ARTICLE 3 GRANT OF LICENSE...............................................      6

   3.1     "Grant".......................................................      6
   3.2     "Addition to the Territory"...................................      6
   3.3     "Restrictions on Territory "..................................      6
   3.4     "Right to sub-license in the Territory".......................      6
   3.5     "[*]".........................................................      7
   3.6     "Marketing Effort"............................................      7
   3.7     "Maintenance of Exclusivity ".................................      7
   3.8     "Covenant not to Compete".....................................      8
   3.9     "Notice of Other Testosterone Product Deals"..................      8


                                                                   REDACTED COPY

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                           Table of Contents (Cont'd)

                                                                            Page
                                                                            ----

ARTICLE 4 LICENSE FEE AND MILESTONE PAYMENTS.............................      8

   4.1     "License Fee".................................................      8
   4.2     "Milestone Payments ".........................................      8
   4.3     "Fee Conditions ".............................................      8

ARTICLE 5 ROYALTIES AND PAYMENTS FOR ORDERED GOODS.......................      8

   5.1     "Royalties in General"........................................      8
   5.2     "Royalty Defined".............................................      9
   5.3     "Burdened Costs ".............................................      9
   5.4     "Minimum Royalty".............................................      9

ARTICLE 6 ROYALTY REPORTS AND ACCOUNTING.................................     10

   6.1     "Royalty Reports; Records"....................................     10
   6.2     "Payment Due Dates"...........................................     10
   6.3     "Right to Audit Licensee".....................................     11
   6.4     "Right to Audit Cellegy"......................................     11
   6.5     "Overpayment or Underpayment of Burdened Cost"................     11
   6.6     "Disagreement with Auditor Findings"..........................     11

ARTICLE 7 SUPPLY OF LICENSED PRODUCT BY CELLEGY..........................     12

   7.1     "Purchasing Commitment".......................................     12
   7.2     "Forecasts and Ordering Procedure"............................     12
   7.3     "Orders"......................................................     13
   7.4     "Production and Supply of Licensed Product "..................     13
   7.5     "Defective Product"...........................................     13
   7.6     "Product Packaging "..........................................     14
   7.7     "Title and Risk of Loss ".....................................     14
   7.8     "United States Export Controls "..............................     14
   7.9     "Supply Warranty and Disclaimer ".............................     14
   7.10    "Remedy for Failure to Supply Licensed Product"...............     15

ARTICLE 8 PATENT RIGHTS..................................................     16

   8.1     "No Ownership by Licensee "...................................     16
   8.2     "New Cellegy Inventions/Improvements "........................     17
   8.3     "Improvements by Licensee "...................................     17
   8.4     "[*]".........................................................     17

ARTICLE 9 INFRINGEMENT AND OTHER CLAIMS..................................     18

   9.1     "Infringement by Third Person"................................     18
   9.2     "Alleged Infringement of Third Party Patents".................     18
   9.3     "By Cellegy"..................................................     19


                                                                   REDACTED COPY

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                           Table of Contents (Cont'd)

                                                                            Page
                                                                            ----

   9.4     "By Licensee".................................................     19
   9.5     "Conditions to Indemnification"...............................     19
   9.6     "Control of Proceedings"......................................     20
   9.7     "Indemnification Claim".......................................     20
   9.8     "Assumption of Defense by Cellegy"............................     20

ARTICLE 10 CONFIDENTIALITY...............................................     20

   10.1    "Treatment of Confidential Information".......................     20
   10.2    "Right to Disclose"...........................................     20
   10.3    "Release From Restrictions"...................................     21
   10.4    "Confidentiality of Agreement"................................     21
   10.5    "Return of Confidential Information"..........................     21

ARTICLE 11 TRADEMARKS....................................................     22

   11.1    "Cellegy's Marks".............................................     22
   11.2    "Use of Cellegy's Marks by Licensee ".........................     22
   11.3    "Acknowledgment of Ownership".................................     22
   11.4    "Marking "....................................................     22
   11.5    "Registration "...............................................     22
   11.6    "Infringement Information "...................................     22
   11.7    "Termination of Use ".........................................     22
   11.8    "Trademarks"..................................................     22

ARTICLE 12 TERM; TERMINATION.............................................     23

   12.1    "Term"........................................................     23
   12.2    "Bilateral Termination Rights"................................     23
   12.3    "Bankruptcy Rights"...........................................     23
   12.4    "Rights Upon Termination or Expiration".......................     24

ARTICLE 13 REGULATORY MATTERS............................................     24

   13.1    "Licensee's Obligations ".....................................     24
   13.2    "Cellegy's Obligations "......................................     25
   13.3    "Adverse Drug Events and Recalls "............................     25
   13.4    "Approvals "..................................................     26
   13.5    "Cellegy Information Warranties ".............................     26
   13.6    "Insurance "..................................................     27

ARTICLE 14 REGISTRATION OF LICENSE; LIMITATION OF LIABILITY..............     27

   14.1    "Registration of License "....................................     27
   14.2    "Limitation of Liability "....................................     27

ARTICLE 15 [*]...........................................................     27


                                                                   REDACTED COPY

                                                                            Page
                                                                            ----

ARTICLE 16 GENERAL PROVISIONS............................................     28

   16.1    "Force Majeure"...............................................     28
   16.2    "Further Assurances"..........................................     28
   16.3    "Severability"................................................     28
   16.4    "Notices".....................................................     28
   16.5    "Assignment"..................................................     29
   16.6    "Amendment"...................................................     29
   16.7    "Entire Agreement"............................................     29
   16.8    "Waiver"......................................................     29
   16.9    "No Implied Licenses".........................................     29
   16.10   "Injunctions".................................................     29
   16.11   "Independent Contractors".....................................     29
   16.12   "No Third Party Beneficiaries"................................     30
   16.13   "Governing Law"...............................................     30
   16.14   "Headings"....................................................     30
   16.15   "Counterparts"................................................     30
   16.16   "Publicity"...................................................     30
   16.17   "Resolution of Disputes"......................................     30

SIGNATURES

EXHIBIT A  -  REPORTING OF ADVERSE DRUG EVENTS

EXHIBIT B  -  MINIMUM SALES REQUIREMENTS

EXHIBIT C  -  PATENT RIGHTS

EXHIBIT D  -  OTHER TESTOSTERONE PRODUCTS

EXHIBIT E  -  BURDENED COSTS

EXHIBIT F  -  TRADEMARKS

                                                                   REDACTED COPY

                           EXCLUSIVE LICENSE AGREEMENT

      THIS EXCLUSIVE LICENSE AGREEMENT (this "Agreement") is made and entered into as of December 31st, 2002 (the "Effective Date"), by and between Cellegy Pharmaceuticals, Inc., a California corporation ("Cellegy"), and PDI, Inc., a Delaware corporation ("Licensee").

                              W I T N E S S E T H:

      WHEREAS, Cellegy owns or possesses certain intellectual property rights current and pending with respect to the Licensed Product (as hereinafter defined) and certain rights pertaining to the Trademark (as hereinafter defined);

      WHEREAS, Licensee desires to obtain an exclusive license to certain rights current and pending to the Licensed Product under such intellectual property rights, and to the Trademark within the Territory (as hereinafter defined);

      WHEREAS, Cellegy is willing to grant an exclusive license to Licensee under such current and pending intellectual property rights, and is willing to grant an exclusive license to the Trademark to Licensee, each within the Territory, all as more particularly described in, and subject to the terms and conditions of, this Agreement.

      NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

      "Affiliates" shall mean, with respect to any party, any person, which, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, the term control (including with correlative meanings, the terms controlled by and under common control with) means having the power, whether held directly or indirectly and by whatever means (and whether or not enforceable at law or in equity) to:

            (i) exercise or control the right to vote attached to 50% or more of the issued shares in the party;

            (ii) dispose of or exercise a right of disposal in respect of 50% or more of the issued voting shares in the party;

            (iii) appoint one half or more of the number of directors to the board of the party; or

            (iv) determine substantially the conduct of the party's business activities.


                                                                           --1--
                                                                   REDACTED COPY

      "Agreement" means this Exclusive License Agreement.

      "Approvals" are registration approvals, registrations or authorizations provided by the Relevant Regulatory Authority in the Territory for the manufacturing, importation, storage, promotion, sale or distribution of the Licensed Product.

      "Auditor" shall mean an independent public accountant and auditor that has not been employed or had been employed by Licensee, Cellegy or PanGeo and possesses no beneficial ownership of Cellegy, Licensee or PanGeo.

      "Cellegy Information" means the technical and clinical information concerning the Licensed Product that is developed by Cellegy or licensed in by Cellegy (with the right to grant sublicense rights to Licensee), and that is included in the new drug application filed with the FDA, and Cellegy's European common technical document format, and which may include, without limitation, data in support of registered indications, bioequivalency data and information, clinical data, pharmaco-toxicological data, analytical methods, stability and pharmaceutical data concerning the Licensed Product, Know How, and any other related supporting documentation in the possession of Cellegy from time to time relating to such package.

      "Dollars" or "$" means United States dollars.

      "Defective Product" means any condition that violates the warranty defined in Section 7.9 or conditions to the Licensed Product in packaging or utility that prevents it from being sold to a Third Party up to and including any FDA concerns with compliance to regulatory and manufacturing guidelines.

      "Exclusive License" means a license whereby Licensee's rights in the Licensed Product in the Territory shall be sole and exclusive and shall operate to exclude all others, including Cellegy.

      "Effective Date" means the date set forth at the beginning of this Agreement.

      "FDA" means the United States Food and Drug Administration, or any successor entity thereto.

      "FD&C Act" means the Federal Food, Drug and Cosmetic Act, as amended.

      "Good Manufacturing Practice" means manufacturing practices in conformity with the FDA's regulations and regulatory interpretations of such regulations covering good manufacturing practices set forth in the FD&C Act and any other applicable law or regulation, as such regulations may be amended and interpreted by the appropriate government authorities from time to time.

      "Improved Product" means any and all new developments or versions of the Licensed Product delivered to Licensee under this Agreement.

      "Intellectual Property Rights" means all rights and interests, current and pending, vested or arising out of any industrial or intellectual property, whether protected at common law or under statute, which includes (without limitation) the Proprietary Rights, Patent Rights and Know-How and any rights and interests in inventions (both patentable and unpatentable), patents, copyrights, moral rights, designs (whether registered or unregistered), trade marks (whether registered or unregistered), trade secrets, goodwill, samples, materials, data, know-how, results and Confidential Information.


                                                                           --2--
                                                                   REDACTED COPY

      "Joint Manufacturing Committee" means a committee consisting of two designees of each of Cellegy and Licensee; such committee shall work jointly to manage the process of supplying the Licensed Product to the License, as further set forth in Section 7.1(a).

      "Launch Date" means the date upon which the first arms length commercial sale of the Licensed Product in finished product form, packaged and labeled for sale to a Third Party in the Territory occurs after securing regulatory Approval required to promote, manufacturer, sell, and distribute the Licensed Product in the applicable country in the Territory.

      "Loss" means any and all loss, liability, damage, fee, cost, (including without limitation actual reasonable court costs and reasonable attorneys' fees regardless of outcome) expense, suit, claim, demand, judgment and prosecution.

      "Licensed Product" means the testosterone based transdermal gel product for the treatment of male hypogonadism and low levels of testosterone in men developed by Cellegy and generally referred to as Tostrex(TM) testosterone gel.

      "Know-How" means any technology or information developed by Cellegy or licensed in by Cellegy (with the right to grant sub-license rights to the Licensee) used for manufacturing or formulating the Licensed Product or in exercise of the rights granted to Licensee hereunder, including, but not limited to: manufacturing data; formulation or production technology; methods of synthesis, isolation and purification methods and other manufacturing information and any proprietary reagents and other materials required to manufacture the Licensed Product; and any data developed by Cellegy related to pharmacology, toxicology, pathology, clinical data, results of clinical efficacy studies, clinical effects and indications for use of the Licensed Product.

      "Net Sales" means the gross sales of a Licensed Product that is due, or otherwise received by, Licensee, or its Affiliates or its Sublicensees from Third Party customers for such Licensed Product, less:

                  (i) reasonable  credited  allowances  actually granted to such
            Third Party customers for spoiled, damaged, rejected, recalled, outdated and returned Licensed Product and for reasonable retroactive price reductions,

                  (ii) the amounts of reasonable trade, quantity and cash discounts actually allowed, to the extent such trade, quantity and cash discounts are specifically allowed on account of the purchase of such Licensed Product,

                  (iii) sales taxes,  excise taxes, use taxes and  import/export duties and any other government charges (other than taxes on income) actually due or incurred in connection with the manufacture, use or sales of the Licensed Product to any Third Party, and

                  (iv) reasonable allowances, adjustments, reimbursements, discounts, chargebacks and rebates actually granted to Third Parties, including, but not limited to, rebates given to health care organizations or other Third Parties, and any bona fide payment made in respect of any sales of Licensed Product to any governmental or quasi-governmental body or agency, whether during the actual royalty period or not.

      "Patent Rights" means: (i) the patents and patent applications listed in Exhibit C hereto and any patents and patent applications existing as of the Effective Date but inadvertently omitted from Exhibit C; (ii) any patent or patent application hereafter which is acquired by Cellegy or under which Cellegy becomes licensed and with the right to sublicense to Licensee, during the term of this Agreement, in each


                                                                           --3--
                                                                   REDACTED COPY
case of (i) and (ii) above relating to the Licensed Product, its manufacture, use or sale, including methods of use and screening or processes that use the Licensed Product; (iii) any divisions, continuations and continuations-in-part defined in (i) or (ii); (iv) any extension, renewal or reissue or a patent identified in (i), (ii) or (iii); and (v) any continuation, continuation-in-part, or divisional or any patent application and any reissue or reexamination of any patent or patent application identified in (i) through
(iv), in each case, to the extent that such items relate to the Licensed Product its manufacture, use or sale including methods of use and screening or processes that use the Licensed Product. Such items set forth in subitems (i) through (iv) will be identified and added by the parties to Exhibit C from time to time during the term of this Agreement.

      "Proprietary Rights" means all of Cellegy's Intellectual Property Rights and interests in, to, or covering the Licensed Product, or the manufacture, use or sale, including methods of use and screening, or processes, that use the Licensed Product, to the extent that such Intellectual Property Rights are of such legal status and nature as to permit the same to be lawfully licensed and, without limiting the generality thereof, specifically include unpatented inventions, ideas, data, Know-How, technology, trade secrets and Confidential Information; but only to the extent that the foregoing relate to the Licensed Product within the scope of the License granted under this Agreement.

      "Relevant Regulatory Authority", in relation to a country or region in the Territory, means the governmental authority, whether Federal, State or municipal, regulating the use, importation, manufacture, marketing, sale and/or distribution of therapeutic substances and the grant of Approvals in such country or region.

      "Territory" means the United States, its territories, Puerto Rico, Mexico and Canada.

      "Third Party" means any party other than Cellegy or Licensee, or Licensee's Affiliates or Sublicensees, or Cellegy's Affiliates or sublicensees.

      "Trademark" means Tostrex (R) and any other trademark developed or acquired by Cellegy for use in connection with the sale of the Licensed Product in the Territory, as further set forth in Exhibit F.

      "Sublicensee" means any person to whom Licensee sublicenses the rights, or any portion thereof, granted by Licensee pursuant to Section 3.1 hereof.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

      2.1 Representations and Warranties of Cellegy. cellegy hereby represents and warrants to Licensee that:

            (a) Cellegy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Cellegy. This Agreement has been duly executed and delivered by Cellegy and constitutes the valid, binding and enforceable obligation of Cellegy, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

            (b) Cellegy is not subject to, or bound by, any provision of: (i) its articles of incorporation or by-laws, (ii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond,


                                                                           --4--
                                                                   REDACTED COPY
indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or (iii) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by Cellegy of this Agreement and the obligations contained herein, including without limitation, the grant to Licensee of the license described in
Article 3.1 hereof.

            (c) Cellegy is the exclusive owner of all right, title and interest in the Patent Rights that have been granted in the applicable countries in the Territory, the claims in the patents included in the Patent Rights are valid and enforceable, and the patent applications included in the Patent Rights have been duly filed and contain no material errors. Attached hereto as Exhibit C is a complete and accurate list of all patents and patent applications included in the Patent Rights as of the Effective Date.

            (d) Cellegy is the exclusive owner of all right, title and interest in the Trademark in the Territory, and has taken those measures reasonably necessary to secure its interest in the Trademark. Attached hereto as Exhibit F is a complete and accurate list of all trademarks and trademark applications included in the Trademark, and their status, as of the Effective Date.

            (e) Cellegy has taken reasonable measures to protect the confidentiality of the Know-How. On occasions where Cellegy has granted access to Third Parties with respect to material elements of either the Know-How or the confidential information concerning the Licensed Product, to the best of Cellegy's knowledge, such access has been granted pursuant to an enforceable confidentiality agreement that has not been materially breached by the appropriate Third Party.

            (f) To the best of Cellegy's knowledge, as of the Effective Date, neither the manufacture, use or sale of the Licensed Product or the practice of any of the inventions included in the Patent Rights nor the use of the Know-How by Licensee as contemplated by this Agreement infringes upon any Third Party's know-how, patent or other intellectual property rights in the Territory.

            (g) To the best of Cellegy's knowledge, there is no Third Party using or infringing any or all of the Patent Rights or the Trademark in derogation of the rights granted to Licensee in this Agreement.

            (h) Cellegy has obtained the assignment of all interests of all rights of Cellegy's employees, and to the best of its knowledge, Cellegy has obtained the assignment of all interests and all rights of any and all other Third Parties with respect to the Patent Rights and to the Trademark. To the best of Cellegy's knowledge, Cellegy has obtained all interests and all rights of any and all Third Parties (including, but not limited to Cellegy's employees) with respect to confidential or proprietary portions of the Know-How.

            (i) To the best of Cellegy's knowledge, there is no interference or opposition actions or litigations pending or any communication, which threatens interference or opposition actions, or other litigation before any patent and trademark office, court or any other governmental entity in any jurisdiction in regard to the Patent Rights or the Trademark.

            (j) Cellegy represents and warrants that, to the best of its knowledge, it has furnished or will furnish (in accordance with the terms of this Agreement) to Licensee all of the Know-How which Cellegy owns or possesses.

            (k)  Nothing  has  come to the  attention  of  Cellegy  which  would
indicate  the   existence  of  any  material  side  effect,   toxicity   effect,
carcinogenicity  effect, adverse effect or any instances of


                                                                           --5--
                                                                   REDACTED COPY
deleterious physical effects or reactions resulting from, or alleged to result from, the Licensed Product, which are not identified in the Know-How delivered to the Licensee under this Agreement, or which has not been otherwise disclosed to the Licensee by Cellegy.

            (l) Cellegy has or will maintain access to manufacturing facilities capable of producing a sufficient quantity of the Licensed Product, under Good Manufacturing Practices, to meet market demand.

            (m) Cellegy, its Affiliates and sublicensees, and their respective employees, agents and contractors, will manufacture the Licensed Product under Good Manufacturing practices, in compliance with all applicable laws, statues, rules and regulations.

            (n) Cellegy, its Affiliates and sublicensees will manufacture, transport, distribute and dispose, if applicable, of the Licensed Product in compliance with all applicable laws, statues, rules and regulations.

            (o) Cellegy shall provide Licensee promptly in writing all adverse events and safety data that Cellegy or its Affiliates or sublicensees obtain concerning the Licensed Product and Improved Products.

      2.2 Representations and Warranties of Licensee. Licensee hereby represents and warrants to Cellegy:

            (a) that Licensee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee and constitutes the valid, binding and enforceable obligation of Licensee, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

            (b) the compliance of its Affiliates, and Sublicensees with this Agreement and obligations such Affiliates and Sublicensees may have to Cellegy, including, but not limited to payment of any fees or royalties.

                                    ARTICLE 3
                                GRANT OF LICENSE

      3.1 Grant. Cellegy hereby grants to Licensee an Exclusive License, with a right to sublicense as set forth herein, under all of Cellegy's Intellectual Property Rights to make or have made, manufacture, market, use, offer for sale, import and export Licensed Product within the Territory, and to use Cellegy's Intellectual Property Rights in connection with the storage, promotion, sale and distribution of Licensed Product and obtaining any Approvals under Section 13. Licensee's rights to the Licensed Product and the Intellectual Property Rights are limited to those expressly granted, and all others are reserved to Cellegy.

      3.2 Addition to the  Territory.  The parties may mutually  agree to add to
the  Territory   other   countries   and  their   respective   territories   and
principalities.

      3.3  Restrictions  on  Territory.   Licensee  will  use  its  commercially
reasonable efforts not to knowingly directly distribute or otherwise make available Licensed Product outside the Territory or


                                                                           --6--
                                                                   REDACTED COPY

[*] designated portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

knowingly sell, distribute or otherwise make available Licensed Product to persons for the purpose of resale or distribution outside the Territory, exclusive of government, or military customers, and (inside the Territory) for charitable organizations. Without limiting the foregoing, Licensee agrees to use all reasonable commercial efforts to ensure compliance with the preceding sentence, including (i) placing appropriate notices on the labels on Licensed Products, and (ii) enforcing the foregoing restrictions against any Third Party to which Licensee, or any Affiliate of Licensee, sells Licensed Products that Licensee learns is violating such restriction and stop selling or distributing Licensed Products to such Third Party. Cellegy agrees that in any other licenses to Third Parties to distribute the Licensed Product outside the Territory, and in any manufacturing and distribution of the Licensed Product on its own account, Cellegy will institute materially similar restrictions to those set forth in this Section 3.3.

      3.4 Right to sub-license in the Territory. Subject to Section 3.5 below, Licensee may sub-license any of its rights or obligations under this Agreement, directly or indirectly, in whole or in part:

            (a) to third parties, provided the third party agreement does not impact on Sections 3.3, 3.7, Article 4 and Article 5 hereof, and that Licensee gives Cellegy reasonable prior notice of such an arrangement, and will consider Cellegy's advice about such third parties in good faith; and

            (b) to any of its Affiliates that are engaged primarily in the business of distribution of pharmaceutical products, as Licensee sees fit;
provided that any such Third Party or Affiliate must agree in writing with Cellegy, in form and substance reasonably satisfactory to Cellegy, to be bound by the provisions of this Agreement.

      3.5 [*]

      3.6 Marketing Effort. Licensee agrees to exert its best reasonable efforts, consistent with the profit opportunity relative to other products in Licensee's pipeline and market conditions in the Territory to introduce and diligently promote, sell and service the Licensed Product within the Territory, including, without limitation, the full and complete attainment of the Minimum Sales Requirements as set forth below in Section 3.7.

      3.7 Maintenance of Exclusivity.

            (a) [*]

            (b) [*]

      3.8 Covenant Not To Compete. Cellegy hereby covenants and agrees that, for the term of this Agreement, Cellegy shall not, nor shall it permit any of its affiliates, nor any of their respective officers, employees, agents, or wholly owned subsidiaries, nor authorize any of its Affiliates, directors, or Sublicensees to, individually or jointly with other persons, manufacture, develop, test, sell, market or distribute any product within the Territory which contains testosterone for the treatment of male hypogonadism.

      3.9 Notice Regarding other Testosterone Product Deals. Cellegy hereby covenants and agrees to provide Licensee with prompt written notice in the event that Cellegy executes a license agreement, development agreement or other collaboration agreement with respect to the development, marketing or distribution of any testosterone products within the Territory.


                                                                           --7--
                                                                   REDACTED COPY

[*]  designates  portions of this document that have been omitted  pursuant to a
request  for  confidential   treatment  filed  separately  wit  the  Commission.

                                    ARTICLE 4
                        LICENSE FEE AND RELATED PAYMENTS

      4.1 License Fee. As consideration of the rights granted to Licensee by Cellegy under Article 3 and Section 8.4 hereof, Licensee shall pay Cellegy Fifteen Million Dollars ($15,000,000) in cash on the Effective Date Cellegy hereby agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary to expeditiously as possible seek all FDA Approvals for the Licensed Product required to manufacture, label, promote, sell and distribute the Licensed Product in the United States, and acknowledges that obtaining FDA Approval for the Licensed Product is a primary corporate priority.

      4.2 Milestone Payment. Licensee shall pay Cellegy a milestone payment of ten million dollars ($10,000,000) in cash no later than thirty (30) days after Cellegy certifies in writing to Licensee that the Licensed Product has all FDA Approvals required to promote, sell and distribute the Licensed Product in the United States.

      4.3 Fee Conditions. Each and every payment made under this Article 4 shall be independent, non-refundable and shall not be considered an advance or credit on any royalties or other obligation received or owed.

                                    ARTICLE 5
                    ROYALTIES AND PAYMENTS FOR ORDERED GOODS

      5.1 Royalties in General. In consideration of the exclusive license granted to Licensee hereunder, Licensee shall pay or cause to be paid to Cellegy the Royalty set forth in this Section 5.

      5.2 Royalty Defined. The "Royalty" shall be equal to the following amounts:

            (a) [*]

            (b) [*]

            (c) [*]

            (d) [*]

      5.3 Burdened Costs. In addition to the Royalty set forth above, for so long as Licensee purchases Licensed Product from Cellegy, Licensee will pay Cellegy the Burdened Cost, as set forth pursuant to Exhibit E hereof, which is subject to adjustment at the end of each calendar year to reflect actual costs incurred during such year, as reviewed by the Joint Manufacturing Committee. Such adjustment (if necessary) will be communicated by Cellegy to Licensee during the first calendar quarter of the subsequent year together with a payment representing a refund of an overpayment by Licensee, or an invoice for any shortfall in payments by Licensee. For each order of Licensed Product under
Section 7, Licensee will pay Cellegy the Burdened Costs within thirty (30) days of the receipt of the invoice for such order.

      5.4 Minimum Royalty.

            (a) [*]

            (b) [*]


                                                                           --8--
                                                                   REDACTED COPY

[*]  designates  portions of this document that have been omitted  pursuant to a
request  for  confidential   treatment  filed  separately  wit  the  Commission.

            (c) [*]

                                    ARTICLE 6
                         ROYALTY REPORTS AND ACCOUNTING

      6.1 Quarterly Royalty Reports; Records. During the term of this Agreement after the Launch Date of the Licensed Product, Licensee shall furnish or cause to be furnished to Cellegy within a thirty (30) day period from the end of a calendar quarter a written report or reports (the "Royalty Report") covering the preceding calendar quarter (each such quarter being sometimes referred to herein as a "royalty period") showing:

            (a) the Net Sales of the Licensed Product in each country of the Territory during the royalty period;

            (b) the Royalties, payable in Dollars, which shall have accrued hereunder in respect to such Net Sales; and

            (c) the exchange rate used in determining the amount of Dollars.

With respect to sales of Licensed Product invoiced in Dollars, the Net Sales and royalty payable shall be expressed in Dollars. With respect to sales of Licensed Product invoiced in a currency other than Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the country where such sale was made together with the Dollar equivalent of the royalty payable, calculated using the exchange rates normally used by Licensee in its management and financial reporting, provided, however, that the exchange rates used by Licensee in preparation of the Royalty Report shall not be materially different from the exchange rates posted in the Wall Street Journal published on the last day of such royalty period. Royalty Reports shall be due on the thirtieth (30th) day following the close of each respective royalty period. Licensee, and its Affiliates and Sublicensees shall keep contemporaneous, legible, verifiable and accurate records in sufficient detail to enable the royalties payable hereunder to be determined and substantiated. A final Royalty Report shall be due upon the expiration or termination of this Agreement. Licensee agrees that it shall pay all Royalties otherwise owed during a particular royalty period hereunder, which are allowable by the law, provided that any restrictions that may be imposed by the government of any applicable country in the Territory regarding the payment of royalties to companies outside of said countries shall not eliminate Licensee's overall obligation to pay Royalties owed, either from Licensee's headquarters or elsewhere.

      6.2 Payment Due Dates. Royalties shown to have accrued by each royalty report provided for under Article 6 of this Agreement shall be due and payable on the date such Royalty Report is due. Payment of royalties in whole or in part may be made in advance of such due date. All royalty and other payments due to Cellegy hereunder, shall be made in Dollars, delivered to the account(s) specified by Cellegy from time to time.

      6.3 Right to Audit Licensee.

            (a) Upon the written request of Cellegy, at Cellegy's expense and not more than twice in each year, Licensee and its Affiliates shall permit an Auditor selected by Cellegy to have access during normal business hours to those records of Licensee and its Affiliates as may be reasonably necessary to verify the accuracy of the Royalty Reports furnished by Licensee hereunder in respect of any year ending not more than one (1) year following the end of any Licensee fiscal year, the calculation of royalties payable to respect of such year shall be binding and conclusive upon Cellegy and Licensee and


                                                                           --9--
                                                                   REDACTED COPY

[*]  designates  portions of this document that have been omitted  pursuant to a
request  for  confidential   treatment  filed  separately  wit  the  Commission.

its Affiliates shall be released from any liability or accountability with respect to royalties for such fiscal year. Cellegy's Auditors will provide a copy of their audit to Licensee at the time it provides it to Cellegy.

            (b) Licensee shall include in each written sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain records of sales made pursuant to such Sublicense and to grant access to such records by Cellegy's Auditor subject to the same terms and conditions as stated in Article 6.3(a) hereof.

            (c) [*]

      6.4 Right to Audit Cellegy. Upon the written request of Licensee, at Licensee's expense and not more than twice in each year, Cellegy and its Affiliates shall permit an Auditor selected by Licensee to have access during normal business hours to those records of Cellegy as may be reasonably necessary to verify the accuracy of the Burdened Costs furnished by Cellegy hereunder in respect of any year ending not more than one (1) year following the end of Cellegy's fiscal year, the calculation of Burdened costs payable to respect of such year shall be binding and conclusive upon Licensee, its Affiliates and Cellegy shall be released from any liability or accountability with respect to royalties for such fiscal year. Licensee's auditors will provide a copy of their audit to Cellegy at the time it provides it to Licensee.

      6.5 Overpayment or Underpayment of Burdened Costs. [*]

      6.6 Disagreement with Auditor Findings. If either party hereto disagrees with the determination made above by the Auditor and such disagreement over the amount in question is in excess of $1,000,000, then the party who disagrees with such amount shall (i) provide written notice to the other party within thirty days, (iii) discuss such disagreement with the other party hereto; and (iii) reserve all rights under Section 16.17 (Dispute Resolution) and Article 12 (Term and Termination) hereof.

                                    ARTICLE 7
                      SUPPLY OF LICENSED PRODUCT BY CELLEGY

      7.1 Purchasing Commitment. [*]

            (a) [*]

            (b) [*]

            (c) [*]

            (d) [*]

      7.2 Forecasts and Ordering Procedure.

            (a) Within sixty (60) days after the Effective Date, Licensee will provide to Cellegy an initial sales forecast for orders of the Licensed Product by Licensee for the following year ("Forecast"). Thereafter, commencing on the first day of the following calendar quarter, and each calendar quarter thereafter during the term of the Purchase Commitment, Licensee will provide a rolling three month update to the Forecast. The Forecasts will be deemed nonbinding estimates.

            (b) Purchases and sales of the Licensed Product between Licensee and Cellegy under this Agreement shall be made by means of purchase orders (the "Orders") submitted from time to time by


                                                                          --10--
                                                                   REDACTED COPY

[*]  designates  portions of this document that have been omitted  pursuant to a
request  for  confidential   treatment  filed  separately  wit  the  Commission.

Licensee to Cellegy, specifying, among other things, the number of units of each Licensed Product ordered under each Order, and the desired date and place of delivery (the "Delivery Date"). The terms and provisions of this Agreement shall govern and control each Order submitted by Licensee to Cellegy, and any different terms or provisions contained in any such Order shall have no force and affect whatsoever.

      7.3 Orders. In order to facilitate manufacturing planning requirements:

            (a) [*]

            (b) [*]

            (c) [*]

      7.4 Production and Supply of Licensed Product. During the term of this Agreement or thereafter, Cellegy reserves the right after Joint Manufacturing Committee approval, to manufacture, produce, assemble, warehouse or source the Licensed Product at any worldwide location, including locations outside of the United States of America and locations within or outside the Territory. Subject to the remainder of this Agreement, Cellegy will use reasonable commercial efforts to provide an adequate supply of raw materials to the manufacturer of Licensed Product in order to fulfill its obligations under this Agreement and supply the Licensed Product to Licensee in accordance with the Orders. Cellegy agrees to solicit and to allow Licensee's input and advice on manufacturing issues that may arise from time to time in relation to the Licensed Product and will not take any intentional action with regard to the manufacturing of the Licensed Product that will materially disadvantage Licensee's ability to use, promote or sell the Licensed Product.

      7.5 Defective Product

            (a) If Licensee notifies Cellegy within forty-five (45) days of the receipt of any shipment of the Licensed Product and Licensee believes any of the Licensed Product does not conform to the warranties for the Licensed Product set out in Section 7.9 (the "Defective Product") the parties agree to consult with each other in order to resolve the issue. If a recall is the basis of FDA directives, Cellegy will cooperate fully and expediently to assist Licensee in meeting the objections and concerns of the FDA.

            (b) If such consultation does not resolve the discrepancy within a further forty-five (45) days from receipt of the notice, the parties agree to nominate promptly an independent analyst, reasonably acceptable to both parties (the "Independent Analyst"), that will carry out tests on representative samples taken from such shipment, and the results of such tests will be binding on the parties.

            (c) If the Independent Analyst determines that the Defective Product does not conform to the warranties set out in Section 7, Cellegy will, at its expense, replace any such Defective Product and reimburse Licensee for the costs of the Independent Analyst.

            (d) If the Independent Analyst determines that the Defective Product does conform to the warranties set out in Section 7, Licensee will reimburse Cellegy for the costs of the Independent Analyst.


                                                                          --11--
                                                                   REDACTED COPY

            (e) Except with respect to Defective Product arising from gross negligence or willful misconduct of Cellegy or its suppliers, with respect to indemnification obligations hereunder, and except with respect to the remedy for failure to supply the Licensed Product as set forth in Section 7.10 hereof, replacement of Defective Product shall be Licensee's sole remedy under this Agreement with respect to Defective Products. For the avoidance of doubt, the parties acknowledge and agree that Defective Product issues contemplated in this
Section 7.5 could trigger a Stockout  period,  subject to the terms set forth in
Section 7.10.

      7.6 Product Packaging. Licensee agrees to provide Cellegy with all artwork desired for packaging and labeling of the Licensed Product, and Cellegy agrees to pack and label the Licensed Product in a manner approved by Licensee and pursuant to Licensee's standard export procedure.

      7.7 Title and Risk of Loss. All Licensed Product shall be delivered F.O.B. Licensee at a location in the Territory set forth in writing by Licensee. Title to Licensed Products and all risk of loss shall pass from Cellegy to Licensee at the time and place of such delivery by Cellegy to a location in the Territory designated by Licensee. Licensee shall be solely responsible for insuring Licensed Product after such delivery.

      7.8 Export Controls. Cellegy's obligation to sell and deliver Licensed Product to Licensee shall be subject in all respects to such laws and regulations of the United States of America and the Territory as shall from time to time govern, respectively, the sale and delivery of goods abroad by persons subject to the jurisdiction of the United States of America and the sale and delivery of goods in the Territory. Subject to the right of the Licensee to export, re-export or transship any of the Licensed Product to another country within the Territory, excluding the actions of any government or military purchaser, Licensee shall not directly or indirectly export, re-export or transship any of the Licensed Product, except as shall be permitted by the laws and regulations of the United States of America and the Territory in effect from time to time. Upon Cellegy's reasonable request, Licensee shall give written assurances against such export, re-export, or transshipment.

      7.9 Supply Warranty and Disclaimer.

            (a) Cellegy represents and warrants to Licensee that Cellegy will use its best efforts to ensure that the Product supplied under this Agreement will upon delivery and for the duration of shelf life: (1) conform in all respects to the approved product specifications; (2) be manufactured, tested, and (subject to Licensee's contributions under Section 7.5 above) labeled and packaged in accordance with the Laws in the Territory relating to the manufacture, labeling, packaging and testing of the Licensed Product; and (3) will be manufactured in accordance with the Good Manufacturing Practice.

            (b) Warranty Limitation; Disclaimer. Except as set forth in Section 7.9(a) above, the sole warranty given by Cellegy regarding any Licensed Product shall be that written limited warranty, if any, which shall accompany such Product or which shall otherwise be designated in writing by Cellegy as applicable to such Licensed Product, as the same may be revised by Cellegy from time to time. After the Launch Date of the Licensed Product, subsequent changes to the limited warranty must be approved by Licensee, which approval shall not be unreasonably withheld. Licensee agrees to provide to its customers within the Territory a written warranty for each Licensed Product on terms which are at least as favorable to such customers as that provided by the applicable limited warranty provided by Cellegy, if any, for such Licensed Product. EXCEPT AS EXPRESSLY SO WARRANTED AND REPRESENTED IN THIS AGREEMENT, CELLEGY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, STATUTORY AND IMPLIED, APPLICABLE TO THE LICENSED PRODUCT INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, DESIGN, AND/OR FITNESS FOR A PARTICULAR PURPOSE AND/OR AGAINST INFRINGEMENT OR THE


                                                                          --12--
                                                                   REDACTED COPY

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately wit the Commission.

LIKE. EXCEPT TO THE EXTENT ARISING FROM CELLEGY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ANY BREACH OF THIS AGREEMENT, AND EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS HEREUNDER, THE WRITTEN LIMITED WARRANTY, IF ANY, APPLICABLE TO ANY PARTICULAR PRODUCT SHALL STATE THE FULL EXTENT OF CELLEGY'S LIABILITY, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL, RESULTING FROM ANY BREACH OF SUCH WARRANTY. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 2, CELLEGY FURTHER DISCLAIMS ALL EXPRESS, STATUTORY AND IMPLIED WARRANTIES APPLICABLE TO THE LICENSED PRODUCT, WHICH ARE NOT MANUFACTURED BY CELLEGY, OR BY A LICENSEE OR SUBLICENSEE OF CELLEGY. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 2, THE ONLY WARRANTIES APPLICABLE TO LICENSED PRODUCT NOT MANUFACTURED BY CELLEGY OR BY A LICENSEE OR SUBLICENSEE THEREOF SHALL BE THE WARRANTIES, IF ANY, OF THE MANUFACTURERS OF THOSE ITEMS.

            (c) EXCEPT FOR SUCH WARRANTIES SET FORTH IN ARTICLE 2, LICENSEE HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY AND IMPLIED, APPLICABLE TO THE LICENSED PRODUCT INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, DESIGN, FITNESS FOR A PARTICULAR PURPOSE AND/OR AGAINST INFRINGEMENT OR THE LIKE. EXCEPT TO THE EXTENT ARISING FROM LICENSEE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ANY BREACH OF THIS AGREEMENT, AND EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS HEREUNDER, THE WRITTEN LIMITED WARRANTY, IF ANY, APPLICABLE TO ANY PARTICULAR PRODUCT SHALL STATE THE FULL EXTENT OF LICENSEE'S LIABILITY, WHETHER DIRECT OR INDIRECT, SPECIAL OR CONSEQUENTIAL, RESULTING FROM ANY BREACH OF SUCH WARRANTY.

      7.10 Remedy for Failure to Supply Licensed Product.

            (a) In the event that Cellegy breaches its obligation to supply the Licensed Product in accordance with Section 7.1 through Section 7.5, and [*]

            (b) For the purposes of this Section 7.10, the following definitions shall apply:

                  (i) [*]

                  (ii) [*]

                  (iii) [*]

                  (iv) [*]

                  (v) [*]

                                    ARTICLE 8
                                  PATENT RIGHTS

      8.1 No Ownership By Licensee. Subject to Section 8.2 below, Licensee shall not be deemed by anything contained in this Agreement or done pursuant to it to acquire any right, title or interest in the Patent Rights or any patent owned by or licensed to Cellegy now or hereafter covering or applicable to any Product, nor in or to any invention or improvement, owned by Cellegy under Section 8.2, now or


                                                                          --13--
                                                                   REDACTED COPY

[*]  designates  portions of this document that have been omitted  pursuant to a
request  for  confidential   treatment  filed  separately  wit  the  Commission.

hereafter embodied in any Product, whether or not such invention or improvement is patentable under the laws of any country.

      8.2 New Cellegy Inventions/Improvements. [*]

      8.3 Improvements by Licensee. [*]

      8.4 [*]

                                    ARTICLE 9
                          INFRINGEMENT AND OTHER CLAIMS

      9.1 Infringement by Third Person. In the event Cellegy or Licensee have reason to believe that a Third Person may be infringing Patent Rights or
Proprietary Rights or misappropriating any of the Licensed Products, or infringing, misappropriating or diluting any Licensed Trademark, such party shall promptly notify the other party. Cellegy may, in its discretion, elect to enforce the Licensed Products, Proprietary Rights or Cellegy Trademarks, through legal action or otherwise, and Licensee agrees to reasonably cooperate with Cellegy in such enforcement. At all times in any such enforcement action,
Cellegy shall be entitled to retain recovery which may be obtained in any lawsuit brought by Cellegy. In the event Cellegy elects not to enforce the Patent Rights relating to the Licensed Product within one (1) month after notice of the possible infringement is given between Cellegy and Licensee, and Licensee can demonstrate that the potential infringement may result in material lost sales of the Licensed Product within the applicable country, then Licensee may institute a lawsuit or other such actions at its expense to prevent continuation of such potential infringement, and then (1) Licensee may discontinue the payment in such country by 50% during the suit, until such time as the infringement of the Patent Rights relating to the Licensed Patents ceases, (2) Licensee will retain all award, damages or compensation obtained by Licensee in such suit in full, and (3) Cellegy will provide reasonable cooperation with respect to any lawsuit which Licensee may bring pursuant to this Article.

      9.2 Alleged Infringement of Third Person Patents.

            (a) If a claim or lawsuit is brought against Licensee alleging infringement of any patent or infringement or dilution of any trademark owned by a Third Person arising from Licensee's use, sale, offer for sale, or importing of the Licensed Product or any improved Product or use of Proprietary Rights, Licensee shall provide to Cellegy all information in Licensee's possession regarding such claim or lawsuit. Within a reasonable time after receiving notice of such claim or lawsuit, but in any event within forty five (45) days after receiving such notice, Cellegy shall advise Licensee of Cellegy's decision as to what action it plans to take to dispose of such claim or defend such lawsuit.

            (b) Cellegy shall defend, indemnify and hold Licensee harmless against any judgment, damage, liability, loss, cost or other, expense (including reasonable legal fees) resulting from any claim or lawsuit which relates to or arises out of the alleged infringement by Licensee of any patent owned by a Third Person to the extent that the alleged infringement relates to actions covered by the Exclusive License granted to Licensee.

            (c) If Cellegy elects not to dispose of such claim or defend such lawsuit, Licensee may defend the claim or lawsuit. For purposes of Licensee's conduct of the disposition or defense, Cellegy shall furnish to Licensee such reasonable assistance as Licensee may need and from time to time reasonable request. If Licensee takes on the disposition of a claim or defense of a lawsuit for which Cellegy is obligated to indemnify Licensee pursuant to this Article, then the payments for such Licensed


                                                                          --14--
                                                                   REDACTED COPY

Product in such country, which would otherwise be payable to Cellegy hereunder, shall be reduced by 50% during the pendency of such lawsuit or any appeal taken from it, provided that such reduction shall not occur in the event that, in the opinion of Cellegy's counsel, the defense of such claim is unwarranted. Upon final resolution of the above-described claim, lawsuit and/or appeal, Licensee shall resume paying Cellegy any royalties or license payments payable hereunder, but in no event shall Licensee be liable for back royalties otherwise reduced hereunder during the suit.

            (d) If Licensee becomes obligated to pay royalties to any Third Person, in order to make, have made, or sell the Licensed Product in the Territory, said royalties shall be creditable against royalties otherwise payable to Cellegy hereunder; provided, that no such credit shall be allowed with respect to any royalty paid for the use of any technology, method, process, device, or equipment in connection with manufacturing, packaging or any container or delivery system, or the use of any trademark, that was developed by Licensee, any Affiliate of Licensee or any sublicensee, or obtained from a Third Person.

      9.3 By Cellegy. Cellegy shall defend, indemnify and hold Licensee harmless against any liability, damage, loss, cost or expense, including reasonable legal fees ("Liability") arising out of or resulting from any Third Person claims or lawsuits made or brought against Licensee, any Affiliate of Licensee or sublicensee, or any of their respective employees, agents, or contractors, to the extent such Liability arises out off or relates to (i) negligence or willful misconduct of Cellegy, or any of this employees, agents or contractors, with regard to clinical trials or testing of the Licensed Product or any Improved Product, the preparation and filing of FDA Applications, the maintenance of NDAs, product labeling, reporting required by the FDA, or any other negligent or wrongful act or omission of Cellegy; (ii) the manufacture, storage, promotion, sale or distribution or use of the Licensed Product, (iii) any claim that Licensee's use of the Licensed Product violated the patent rights of a Third Party in any country of the Territory in which Cellegy has a patent application filed or granted covering the Licensed Product; (iv) a Product Liability Claim based on action or inaction of Cellegy, (iv) Cellegy's breach of, or failure to comply with any representations, warranties, covenants or obligations or this Agreement and (v) any material failure of Cellegy or any of its employees, agents or contractors to comply with any applicable law, rule or regulation.

      9.4 By Licensee. Licensee shall defend, indemnify and hold Cellegy harmless against any liability, damage, loss, cost or expense, including reasonable legal fees ("Liability"), arising out of or resulting from: (i) any Third Person claims or lawsuits made or brought against Cellegy, or any of its employees, agents or contractors, to the extent such Liability arises out of or relates to negligence or willful misconduct of Licensee, any Affiliate of Licensee or sublicensee, or any of their respective employees, agents or contractors, with regard to the promotion, labeling, distribution or sale of, the Licensed Product, and Improved Product, or the use of the Proprietary Rights; or (ii)breach of, or failure to perform or comply with, any of its representations, warranties, covenants and obligations under this Agreement, or
(iii) any material failure of Licensee or any of its employees, agents or contractors to comply with any applicable law, rule or regulation.

      9.5 Conditions to Indemnification. The indemnified party shall: (i) advise the indemnifying party of any claim or lawsuit, in writing promptly, after the indemnified party has received notice of said claim or lawsuit and (ii) assist the indemnifying party and its representatives in the investigation and defense of any claim and/or lawsuit for which indemnification is provided. The agreement of the parties to indemnify each other shall not be valid as to any settlement of a claim or lawsuit or offer of settlement or compromise without the prior written approval of the indemnifying party. Failure of the indemnified party to provide the notice described in (i) shall affect the indemnifying party's obligation to indemnify the indemnified party only to the extent the indemnifying party's rights are prejudiced by such failure.


                                                                          --15--
                                                                   REDACTED COPY

      9.6 Control of Proceedings. In actions in which one or both of Licensee and Cellegy is named as a defendant, neither party shall assert a crossclaim or third-party claim against the other party for either contribution or indemnity in that action, but each agrees and reserves the right to fully litigate such claims for indemnity and contribution at a later time. Further, neither party will pursue a litigation strategy of affirmatively asserting the fault or liability of the other party as opposed to simply demonstrating the absence of their own fault. Each party will provide its own defense; provided, however, that Cellegy has the right, at any time, subject to the rights and obligations set forth below, to assume the defense of any action against Licensee.

      9.7 Indemnification Claim. If, at the conclusion of an action, either party believes it is entitled to contribution or indemnification under the provisions above, such party shall give the other written notice of its claim for contribution or indemnification (the "Indemnification Claim"). The party who receives the Indemnification Claim shall have thirty (30) business days in which to respond. In the event the parties cannot agree on the validity or amount of the Indemnification Claim, then the parties shall submit their dispute to confidential mediation, in accordance with Section 16.17. Neither party may assert the statute of limitations as a defense to the claim for contribution or indemnification unless the limitations period had already expired and would have barred the underlying action against that party at the time the underlying action was filed.

      9.8 Assumption of Defense by Cellegy. In the event Cellegy exercises its right to assume the defense of an action against Licensee, Cellegy shall have the exclusive right to control the defense (including all decisions relating to litigation, defense and appeal) of any Claim related to Licensee as described by
Section 9.6.In such instances the Licensee shall have the right to retain its own counsel at its sole cost and expense and participate in such defense. With respect to settlement, Cellegy shall obtain Licensee's consent to any settlement of a Claim, related to Licensee as described in Section 9.6, prior to settlement of such claim, which consent shall not be unreasonably withheld. If Cellegy requests Licensee's cooperation, Licensee shall reasonably cooperate with Cellegy in its defense of the Claim, related to Licensee as described in Section
9.6 (including, without limitation, making documents and records available for review and copying and making persons within its control available for interview, trial preparation assistance and testimony) and Cellegy shall be responsible for all costs and expenses associated with Licensee's cooperation.

                                   ARTICLE 10
                                 CONFIDENTIALITY

      10.1 Treatment of Confidential Information. Except as otherwise provided in this Article 10, during the term of this Agreement and for a period of three
(3) years thereafter, Licensee and its Affiliates will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by Cellegy or on behalf of Cellegy to Licensee and its Affiliates under this Agreement, and Cellegy will retain in confidence and use only for purposes of this Agreement any information, data, and materials supplied by Licensee or on behalf of Licensee to Cellegy under this Agreement. For purposes of this Agreement, all such information and data which a party is obligated to retain in confidence shall be called "Confidential Information." For the avoidance of doubt, Cellegy Information shall constitute Confidential Information of Cellegy.

      10.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, Licensee may disclose Confidential Information to its Affiliates, Sublicensees, consultants, outside contractors, clinical investigators or other Third Parties on condition that such entities or persons agree in writing (a) to keep the Confidential Information confidential for the same time periods and to the same extent as Licensee is required to keep the Confidential Information confidential and (b) to


                                                                          --16--
                                                                   REDACTED COPY
use the Confidential Information only for such purposes as Licensee is entitled to use the Confidential Information. Each party or its Affiliates or Sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure (i) is reasonably necessary to obtain Approvals; or (ii) is otherwise legally required.

      10.3 Release From Restrictions. The foregoing obligations in respect of disclosure and use of Confidential Information shall not apply to any part of such Confidential Information that the non-disclosing party, or its Affiliates (all collectively referred to as the "Receiving Party") can demonstrate by contemporaneously prepared written evidence:

            (a) is or becomes part of the public domain other than by acts of the Receiving Party in contravention of this Agreement;

            (b) is disclosed to the Receiving Party or its Affiliates or Sublicensees by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement;

            (c) prior to disclosure under this Agreement, was already in the possession of the Receiving Party or its Affiliates or Sublicensees, provided such Confidential Information was not obtained, directly or indirectly, from the other party under this Agreement; or

            (d) results from  research and  development  by persons who have not had access to the disclosures made to Receiving Party under this Agreement, including any information obtained through the testing, manufacturing regulatory approval, or distribution of the Licensed Product, or other activities undertaken in connection with this Agreement by the Receiving Party.

      10.4 Confidentiality of Agreement. Except as otherwise required by law or the terms of this Agreement or mutually agreed upon by the parties hereto, each party shall treat as confidential the terms, conditions and existence of this Agreement, except that Cellegy and Licensee may disclose such terms and conditions and the existence of this Agreement to its Affiliates and Sublicensees, and that Cellegy and Licensee may disclose the terms to its shareholders to the extent required by the federal securities laws, and provided, that Cellegy shall seek confidential treatment of the key business terms contained in this Agreement, including but not limited to all payments owed hereunder. Upon the execution of this Agreement, the parties shall draft a joint press release, the text of such shall be mutually agreeable to each party, announcing the execution of the Agreement.

      10.5 Return of Confidential Information. Upon termination of this Agreement with respect to the entire Territory, the parties hereto shall return to the respective party all of such parties confidential information in their respective possession along with a certification that such party no longer possesses any such Confidential Information of such other party.

                                   ARTICLE 11
                                   TRADEMARKS

      11.1  Cellegy's  Marks.  Cellegy  owns or has  the  right  to use  certain
Trademarks,   and  certain  of  the   Trademarks   may  be   registered  in  the
jurisdiction(s) which comprise the Territory.

      11.2 Use of Cellegy's Marks by Licensee. Licensee will have the exclusive right to use the Trademark in the Territory in connection with the promotion, marketing, sale and distribution of Licensed Product. Licensee shall


                                                                          --17--
                                                                   REDACTED COPY
not use The Trademark only in the form and manner prescribed by Cellegy and shall further have the right to use a different trademark on the Licensed Product, provided, that Licensee shall not use the Trademark in conjunction with a different trademark in accordance with Section 11.8 hereof. In no event shall Licensee use any of the Trademark or any similar mark or term as part of its business name. In the event that Licensee does not desire to use the Trademark, Licensee will notify Cellegy within twelve (12) months after the Effective Date, and Cellegy shall have the right to terminate the license to the Trademark in its entirety. A termination of the Licensee to the Trademark shall not be deemed to terminate the License to the Licensed Product granted in Section 3 hereof.

      11.3 Acknowledgment of Ownership. Licensee acknowledges that

            (a) Cellegy owns the Trademark and all goodwill associated with or symbolized by the Trademark;

            (b) Licensee has no ownership  right in or to any of the  Trademark;
and

            (c) Licensee shall acquire no ownership interest in or to any of the Trademark by virtue of this Agreement. Licensee shall do nothing inconsistent with Cellegy's ownership of the Trademark and related goodwill and agrees that all use of the Trademark by Licensee shall inure to the benefit of Cellegy. Nothing in this Agreement shall be deemed to constitute or result in an assignment of any of the Trademark to Licensee or the creation of any equitable or other interests therein. Licensee shall not use any of the Trademark in any manner as a part of its business, corporate or trade name.

      11.4 Marking. Licensee shall mark all advertising, promotional or other materials created by it and bearing any of the Trademark (the "Licensee Material") with such notices as Cellegy may require, including, but not limited to, notices that the Trademark are trademarks of Cellegy and are being used with the permission of Cellegy.

      11.5 Registration. Cellegy shall have the sole right to take such action as it deems appropriate to obtain trademark registration in the Territory for the Trademark. If it shall be necessary for Licensee to be the applicant to effect any such registrations, Licensee shall cooperate with Cellegy to effect any such registrations, and hereby does assign all of its right, title and interest in and to each such application, and any resulting registration, to Cellegy, and shall execute all papers and documents necessary to effectuate or confirm any such assignment. Licensee shall perform all reasonable and necessary acts and execute all necessary documents to affect the registration of the Trademark as Cellegy may request, all at Cellegy's sole expense. Licensee shall not obtain or attempt to obtain in the Territory, or elsewhere, any right, title or interest, registration, or otherwise, in or to the Trademark, or any of them. In the event that any such right, title or interest should be obtained by Licensee in contravention hereof, Licensee shall hold the same on behalf of Cellegy and shall transfer the same to Cellegy upon request and without expense to Cellegy.

      11.6. Infringement Information. Licensee shall notify Cellegy promptly of any unauthorized use of the Trademark or of any mark confusingly similar, thereto which comes to its attention. Cellegy shall have the sole right to determine whether or not any action shall be taken against any such infringement, and Licensee shall not institute any suit or take any action on account of any such infringement or imitation without first obtaining the written consent of Cellegy to do so.

      11.7 Termination of Use. Upon expiration or earlier termination of this Agreement, Licensee shall cease using the Trademark in any manner, either similar or dissimilar to the use enumerated above.

      11.8 Trademarks. Licensee covenants and warrants that Licensee's use of the Trademark or other trademarks, trade names, logos and designations of Cellegy on any and all Licensed Product,


                                                                          --18--
                                                                   REDACTED COPY

Licensed Product packaging or labels, stationery, invoices, catalogs, brochures, packages, containers, and advertising or promotional materials which Licensee or its Agents prepare or use will be in accordance with Cellegy's intellectual property policies in effect from time to time, including but not limited to trademark usage and cooperative advertising policies. Cellegy agrees to provide copies of such policies to Licensee. Licensee agrees not to attach any additional trademarks, trade names, logos or designations to any Licensed Product except in compliance with such policies or otherwise with Cellegy's prior written consent which will not be unreasonably withheld or delayed.. Licensee further agrees not to use any Cellegy trademark, trade name, logo or designation in connection with any products other than the Licensed Product. Licensee will include on each Licensed Product that it distributes, and on all containers and storage media therefor, all trademark, copyright and other notices of proprietary rights included by Cellegy on such Licensed Product. Licensee agrees not to alter, erase, deface or overprint any such notice on anything provided by Cellegy. Licensee also will include the appropriate trademark notices when referring to any Licensed Product in advertising and promotional materials. Licensee shall submit to Cellegy for its prior written approval and before any use is made thereof, representative samples of the initial Licensed Product, stationery, invoices, catalogs, brochures, packages, containers, and advertising or promotional materials bearing any of the Trademark which Licensee or its Sublicensees prepare, but need not seek prior approval for subsequent uses of such materials that are in compliance with Cellegy's policies. Licensee shall also submit to Cellegy for its prior written approval any such materials that may not be consistent with Cellegy's intellectual property policies in effect from time to time, and Cellegy shall use all reasonable efforts to respond promptly to give its approval or indicate the respects in which changes are required in light of Cellegy's policies.

                                   ARTICLE 12
                                TERM; TERMINATION

      12.1 Term.  Unless  terminated  sooner  pursuant to Articles 12.2, 12.3 or
12.4 below, this Agreement shall become effective as of the Effective Date and shall continue in full force and effect in each country until the later of (a) the date of expiration of the last to expire of the Patent Rights in such country, on a country-by-country basis, or (b) the end of the commercial life of the Licensed Product, as determined by Licensee, country by country, with one
(1) year written notice from Licensee to Cellegy for each country. For countries in which none of the Patent Rights are filed, the date set forth in subitem (a) above shall be deemed to be the date of the last to expire of the Patent Rights in the last applicable country. Such termination may be made with respect to one or more regions of the Territory without effecting the rest of this Agreement or the Exclusive License granted hereunder in any other region of the Territory.

      12.2 Bilateral Termination Rights. Either party may terminate this Agreement upon the occurrence of any of the following:

            (a) The other party becomes the subject of a voluntary bankruptcy or insolvency case;

            (b) The other party becomes the subject of an involuntary bankruptcy or insolvency case that is not dismissed within 60 days; or

            (c) Upon or after the material breach of any provision of this Agreement by the other party (other than an actual or claimed breach of 3.7(a) by Licensee, which shall instead be governed by the provisions of Section 3.7(b) hereof) if such material breach is not cured within ninety (90) days after written notice thereof to the party in default.

      12.3 Bankruptcy Rights.


                                                                          --19--
                                                                   REDACTED COPY

            (a) If Licensee terminates this Agreement based on Article 12.2(a), the License rights will remain intact pursuant to Section 365(n) of the US Bankruptcy Code.

            (b) If Cellegy plans to seek bankruptcy or reorganization relief, Cellegy will notify Licensee of such intent prior to filing, and Cellegy at its option may offer to Licensee all rights to the Licensed Product at the fair market value of the Licensed Product to Cellegy.

            (c) If Licensee plans to seek bankruptcy or reorganization relief, Licensee will notify Cellegy of such intent prior to filing, and Licensee at its option may offer to Cellegy those assets and personnel relating to the performance of this Agreement at the fair market value of such assets to Licensee.

      12.4 Rights Upon Termination or Expiration. Upon expiration or termination of this Agreement, the rights and obligations of the parties shall cease, including without limitation all licenses, except as follows:

            (a) Upon expiration or termination for any reason, the obligations of confidentiality and use of Confidential Information under Article 10 shall survive for the period provided therein;

            (b) Upon expiration or termination for any reason, Articles 9 and 12 of this Agreement shall survive for the maximum duration permitted by law;

            (c) Articles 4, 5, 6.1 6.2 and 7.10 shall survive until all outstanding payment obligations and reporting obligations of Licensee and its Affiliates and Sublicensees have been fulfilled, and Article 6.3 shall survive for three years following the year in which such termination or expiration became effective; and

            (d) Expiration or termination of this Agreement shall not relieve the parties of any other obligation accruing prior to such termination.

            (e) To the extent that the then-current inventory was purchased by Licensee from Cellegy under Article 7 hereof, Cellegy shall have the right to repurchase all then-current inventory of the Licensed Product then in Licensee's possession, at the Burdened Cost originally paid by Licensee for such inventory.

                                   ARTICLE 13
                               REGULATORY MATTERs

      13.1. Licensee's Obligations. Licensee shall be responsible to, and shall use all reasonable commercial efforts to do the following:

            (a) Upon Approval of the Licensed Product, Licensee, at its own cost, will comply with any and all applicable statutory, administrative or regulatory requirements of the Territory or any governmental or political subdivisions thereof (collectively, "Laws") in relation to the importation, storage, resale, promotion or distribution of the Licensed Product in the Territory under this Agreement, including, without limitation, Licensed Product documentation such as Licensed Product tracking, samples, Licensed Product complaints, adverse event reporting requirements, post-marketing surveillance activities, and documentation of recalls, which documentation shall be maintained by the Licensee for the period required by the Relevant Regulatory Authorities in the Territory notwithstanding termination or


                                                                          --20--
                                                                   REDACTED COPY
expiration of this Agreement, any Licensed Product registrations with any government agency or health authority, or any registration, approvals, or filing of this Agreement.

            (b) Upon Approval of the Product, Licensee shall inform Cellegy on at least a semi-annual basis about the progress of such registration work, and will provide Cellegy with a copy of all presentations and documents submitted by Licensee to any regulatory authority with respect to the Licensed Product.

            (c) As between the parties, Cellegy shall be responsible for regulatory costs relating to Approval in the United States, and for those mutually agreed clinical costs necessary for Approvals in the Territory, and Licensee will be responsible for regulatory costs relating to Approvals in Canada and Mexico, and for conducing and bearing the costs of all post-Approval regulatory monitoring and reporting in the Territory.

      13.2. Cellegy's Obligations. Cellegy shall:

            (a) use its commercially reasonable efforts to expeditiously obtain FDA Approval necessary for the sale of the Licensed Product within the United States, including without limitation, any additional clinical trials, studies or data in addition to the Cellegy Information that may be required in order to obtain Approvals for Licensed Product in the United States at Cellegy's sole expense; Cellegy shall provide Licensee with all information regarding the obtainment of such Approval and shall seek Licensee's input prior to taking any actions for seeking the Approval with the Relevant Regulatory Authorities;

            (b) provide to Licensee within one (1) month from the date of execution of this Agreement a then-current and complete copy of the Cellegy Information;

            (c) not intentionally withhold any information in its possession regarding the Licensed Product;

            (d) at its cost, promptly provide a sufficient quantity of the Licensed Product reasonably necessary for Cellegy to prepare and submit the application, and the grant, maintenance, variation or renewal of Approvals;

            (e) use reasonable  commercial endeavors to procure raw materials to
meet  the  demands  of  the  Relevant  Regulatory   Authority  relating  to  any
application and any grant, maintenance, variation or renewal of Approvals; and

            (f) at the request of Licensee, at Cellegy's expense supply all customary documentation (e.g., free sale certification, certification of analysis, etc.) that is normally necessary to gain an import pharmaceutical product license in the Territory.

            (g) assist Licensee in the preparation and execution of any post-Approval trials in the United States that Licensee reasonably deems appropriate for the Licensed Product. All costs associated with the post-Approval trials will be borne by Licensee.

      13.3. Adverse Drug Events and Recalls.

            (a) The parties will comply with the adverse drug event reporting guidelines as set out in Exhibit A or modified from time to time in accordance with that Exhibit.


                                                                          --21--
                                                                   REDACTED COPY

            (b) Subject to Licensee's right to initiate a Licensed Product recall pursuant to subparagraph (c) below, Licensee will notify Cellegy of any product recalls on any quantity of Licensed Product at any time, and Licensee will administer any such recall in the Territory.

            (c) If the Relevant Regulatory Authority requires or otherwise initiates a recall of the Licensed Product for any reason whatsoever, Licensee will immediately administer the recall.

            (d) The parties may submit a sample of the Licensed Product to an Independent Analyst for a report. The cost of the report of the Independent Analyst will be paid by the party against which the report is unfavorable.

If an Independent Analyst finds that the sole reason for the recall of the Licensed Product is the action or inaction of Cellegy, then Cellegy will be liable for the cost of the recall and will reimburse Licensee for all reasonable costs and expenses of such recall and will provide replacement quantities of Licensed Product, free of charge. If an Independent Analyst finds that the sole reason for the recall of the Licensed Product is the action or inaction of Licensee, then Licensee will be liable for all such costs and expenses and will reimburse Cellegy for all reasonable costs and expenses (and the cost of any replacement quantities of Licensed Product) incurred by Cellegy in connection with such recall. If an Independent Analyst finds that the action or inaction of both Cellegy and Licensee were reasons for the recall, then Cellegy and Licensee will each be responsible for one-half of such costs of the recall unless the report of the Independent Analyst allocates responsibility in a different proportion.

      13.4 Approvals

            (a) All Approvals by any governmental agency or health authority which are necessary to sell the Licensed Product within the Territory shall be issued to, and held in the name of Licensee for the benefit of Cellegy; provided, however, that all such Approvals shall constitute the sole property of Cellegy.

            (b) Cellegy shall promptly provide to Licensee, upon Licensee's request, such evidence that Licensee shall require, confirming that all Approvals necessary to import and sell the Licensed Product in the Territory have been obtained. If such evidence is not received by Licensee within thirty
(30) days of the request, Licensee shall be entitled to not take shipment of the Licensed Product until such evidence is received.

            (c) Cellegy hereby acknowledges that, except as may otherwise be required by law, Licensee has no obligation to verify the Cellegy Information.

      13.5. Cellegy Information Warranties. Cellegy represents and warrants to Licensee that:

            (a) to its knowledge, the Cellegy Information supplied to Licensee under this Agreement in relation to the Licensed Product will be true and that it will be legally entitled to supply this information to Licensee;

            (b) it will use all reasonable commercial efforts to ensure that Cellegy will not alter the Cellegy Information supplied to Licensee or the materials or processes described in that information in relation to the Licensed Product without the prior written notification to and approval of Licensee; and

            (c) it will use all reasonable commercial efforts to ensure that in no event will Cellegy implement any alteration to the Cellegy Information or the materials or processes described in the Cellegy Information in relation to any of the Licensed Product supplied to Licensee under this


                                                                          --22--
                                                                   REDACTED COPY

[*]  designates  portions of this document that have been omitted  pursuant to a
request  for  confidential   treatment  filed  separately  wit  the  Commission.

Agreement until the Relevant Regulatory Authority in the Territory has approved all requisite amendments to the applicable Approvals.

      13.6 Insurance. To the extent commercially available, both parties shall maintain in full force and effect for the term of this Agreement and for five
(5) years thereafter product liability insurance and property damage insurance on its operations naming the other party as an additional insured, with terms reasonably satisfactory to the other party, and shall make a copy of such policy available to the other party upon request. The amount and extent of coverage of the insurance required hereunder, if any, shall be not less than a single limit liability of not less than U.S. $5 million in one claim and in the aggregate, and each party shall furnish to the other party copies of policies of insurance or certificates evidencing the existence and amounts of such insurance within thirty (30) days of the other party's request for such copies. Each party shall provide the other party with written notice of any cancellation of any insurance hereunder at least thirty (30) days prior to such cancellation.

                                   ARTICLE 14
                REGISTRATION OF LICENSE; LIMITATION OF LIABILITY

      14.1 Licensee may, at its expense, register the exclusive license granted under this Agreement in any country of the Territory where the government of such country would require one for use, sale or distribution of the Licensed Product in such country and Cellegy shall reasonably cooperate in such registration at Licensee's expense. Upon request by Licensee, Cellegy agrees promptly to execute any "short form" licenses developed in a form reasonably acceptable to Cellegy and submitted to it by Licensee from time to time in order to affect the foregoing registration in such country.

      14.2 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

                                   ARTICLE 15
                                       [*]

                                   ARTICLE 16
                               GENERAL PROVISIONS

      16.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, acts of God or any other cause beyond the reasonable control of the affected party to anticipate, prevent, avoid or mitigate (a "Force Majeure Event"); provided, however, that any failure or delay in fulfilling a term of this Agreement shall not be considered a result of a Force Majeure Event if it arises from a failure of Licensee or Cellegy to comply with applicable laws and regulations.

      16.2 Further Assurances. Each party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other party in order to carry out the intent and purpose of this Agreement, including without limitation the registration or recordation of the rights granted hereunder.


                                                                          --23--
                                                                   REDACTED COPY

      16.3 Severability. Both parties hereby expressly acknowledge and agree that it is the intention of neither party to violate any public policy, statutory or common law, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries and specifically agree that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, then in such event such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

      16.4 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested) postage prepaid, or by a nationally recognized overnight courier, or by facsimile (and promptly confirmed by registered, certified mail or overnight courier), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by registered, certified mail or overnight courier as aforesaid shall be deemed to have been given when mailed.

      In the case of Cellegy:               With a required copy to:
         Cellegy Pharmaceuticals, Inc.         Fenwick & West LLP
         349 Oyster Point Boulevard            815 Connecticut Avenue, Suite 200
         San Francisco, California 94080       Washington, DC 20006
         Attention:  John Chandler             Attention: Kevin Kelso, Esq.
         Telephone No.: (650) 616-2200         Telephone No.: (202) 261-0405
         Facsimile No.: (650) 616-2222         Facsimile No.: (202) 463-6520

      In the case of Licensee:              With a required copy to:
         PDI, Inc.
         10 Mountainview Road, Suite C-200     PDI, Inc.
                                               10 Mountainview Road, Suite C-200
         Upper Saddle River, NJ 07458          Upper Saddle River, NJ 07458
         Attention:  Charles T. Saldarini      Attention: Beth R. Jacobson
                                               Telephone No.: (201) 574-8383
         Telephone No.: (201) 258-8456         Facsimile No.: (201) 258-8445
         Facsimile No.: (201) 258-8445

      16.5 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business related to this Agreement or in the event of the merger or consolidation of such party with another corporation, or in the case of Licensee, in the event of a sale by Licensee of all or substantially all of its business; and further provided that Cellegy may assign, transfer or pledge its rights to receive any payments due Cellegy hereunder without Licensee's consent; provided, however, that Licensee's consent shall be required for any payments due to Cellegy under this Agreement that are to be divided among separate entities. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

      16.6 Amendment. The parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto.


                                                                          --24--
                                                                   REDACTED COPY

      16.7 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.

      16.8 Waiver. The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provisions.

      16.9 No Implied Licenses. Except as expressly and specifically provided under this Agreement, the parties agree that neither party is granted any implied rights to or under any of the other party's current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.

      16.10 Injunctions. The parties agree that any breach or threatened breach by one party of the confidentiality provisions contained in this Agreement will cause substantial harm to the other party that cannot be remedied by monetary damages, and therefore each party agrees that either party shall be have the right to obtain equitable remedies, without bond, including injunctions and repossession of Confidential Information, to abate actual or threatened breaches of this Agreement.

      16.11 Independent Contractors. The parties agree that the relationship of Cellegy and Licensee established by this Agreement is that of independent licensee and licensor. Furthermore, the parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other party, or otherwise act as an agent for the other party for any purpose.

      16.12 No Third Party Beneficiaries. All rights, benefits and remedies under this Agreement are solely intended for the benefit of Cellegy and Licensee, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the parties.

      16.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of its choice-of-law rules, except that questions affecting the construction and effect of any patent shall be determined by the laws of the country in which such patent has been granted.

      16.14 Headings. The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      16.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

      16.16 Publicity. The parties agree that subsequent to the execution of this Agreement, a press release approved by both parties will be issued. Except for such press releases and for periodic disclosures required by law or regulation or in the ordinary course of its SEC filings, neither party shall (i) originate any publicity, news release or other public announcement, written or oral, whether to the public


                                                                          --25--
                                                                   REDACTED COPY
press, stockholders or otherwise, relating to this Agreement, any amendment hereto or performance hereunder, or (ii) use the name of the other in any publicity, news release or other public announcement, except (a) with the prior written consent of the other party, or (b) as required by law, in which case the originating party will give to the other party at least two (2) days prior notice of such proposed disclosure to complete a review in order to offer comments and modifications. Consistent with applicable law, the other party will have the right to request reasonable changes to the disclosure to protect its interests. In all other cases, the originating party shall give the consenting party at least two (2) days to complete a review in order to offer comments, modifications or to give such consent. The party required to give consent shall respond in less than two (2) days if practicable

      16.17 Dispute Resolution; Venue

            (a) Mediation. If a controversy or claim arising out of or relating to this Agreement (hereinafter "Controversy") cannot be resolved through negotiations, Cellegy and Licensee agree to try in good faith to settle the Controversy through mediation before resorting to litigations.

                  (1) Either Party may invoke mediation at any time during negotiations by notifying the other party in writing (the "Mediation Notice") that it wishes to appoint a mediator. If the Parties cannot agree on a mediator within 30 days of the receipt of the Mediation Notice (or such longer time as may be mutually agreed), the Parties agree to submit the Controversy to the American Arbitration Association (hereinafter "AAA") for mediation under its Commercial Mediation Rules, to the extent that those rules are not inconsistent with this Section.

                  (2) Mediation shall be conducted within 30 days of the agreement of the mediator to conduct the mediation, or such longer time as may be agreed by the parties. It shall be conducted in Chicago, Illinois at such location as may be mutually agreeable to the Parties and shall continue for no longer than two consecutive business days, ending by 5 pm of the second day.

                  (3) The parties agree that each will be represented at each mediation session by a person with full authority to settle the Controversy.

                  (4) All fees and expenses of the mediation shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, representatives, preparation and attendance.

                  (5) Neither party may commence litigation until the parties have conducted and ended mediation. In the event that the provisions of this subsection (b) would result in an otherwise timely claim being barred by an applicable statue of limitations, then the parties agree to toll the application of the statute of limitations for a period equal to the delay caused by the mediation.

                  (6) In the event that a controversy cannot be resolved through mediation, each Party shall thereafter have the right to pursue any and all remedies available at law or in equity.

      (b) Venue. Any court proceeding instituted my one party against the other with respect to this Agreement may be commenced in the federal courts residing in the Southern District of New York or in the Northern District of California.

                  [remainder of page left intentionally blank]


                                                                          --26--
                                                                   REDACTED COPY

                 [Signature Page to Exclusive License Agreement]

IN WITNESS HEREOF, the parties have executed this Agreement as of the Effective Date.

PDI, INC.                                 CELLEGY PHARMACEUTICALS, INC.


By:                                       By:
   --------------------------                 -------------------------

                                    EXHIBIT A
                REPORTING OF ADVERSE DRUG EVENTS FOR THE PRODUCT

1. This Schedule describes the manner in which each of Cellegy and Licensee will meet their legal obligations of reporting adverse drug events connected with the product to each other.

2.    DEFINITIONS

In this document the following terms have the meanings set out below:

"Adverse Drug Event" is any untoward medical occurrence in a patient or clinical investigation subject administered with a pharmaceutical product. This includes any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of a medicinal product, whether or not considered related to the medicinal product.

"Minimum Criteria" means the minimum criteria for an Adverse Drug Event report and must include the following:

            (a)   name of the drug;

            (b)   a description of the adverse drug event;

            (c) patient identifiers (any one or more of name, initials or clinical investigation number, age, sex or weight); and

            (d)   an identifiable source of the report;

"Non-serious Adverse Drug Event" is any Adverse Drug Event other than a Serious Adverse Drug Event;

"Serious Adverse Drug Event" is any Adverse Drug Event that satisfies one or more of the following criteria:

            (a)   fatal; or

            (b)   life-threatening; or

            (c)   causing disability or incapacity; or

            (d)   causing or prolonging hospitalization; or

            (e)   congenital anomaly or cancer; or

            (f) requiring medical intervention to prevent permanent impairment or damage;

"Spontaneous reports" are reports from any non-clinical trial source, including regulatory agencies, consumers and literature;

"Unexpected Adverse Drug Event" is any Adverse Drug Event, the nature or severity of which is not consistent with the applicable product information.

3.    COMMENCEMENT OF REPORTING TIME PERIOD

In this Schedule, where a time is specified within which any report is to be forwarded by either party to the other party, that period of time will commence when anyone representing the reporting party first learns of enough information to satisfy the Minimum Criteria.

4.    REGULATORY REPORTING

      4.1 Licensee will:

            (a) be responsible for all reporting under this Schedule to the relevant regulatory authority in the Territory including reporting, where applicable, of any international case reports forwarded by Cellegy;

            (b) send to Cellegy a copy of all mail exchanges with the relevant regulatory authority in the Territory; and

            (c) give Cellegy timely notice of any meetings or discussions with the relevant regulatory authority in the Territory concerning the safety of any of the Licensed Products.

      4.2 Cellegy will:

            (a) be responsible for all reporting to other regulatory authorities and the other licensees/distributors outside the Territory;

            (b) notify Licensee of any action taken by any regulatory authority concerning the safety of any of the Licensed Products within one (1) working day (references in this Schedule to working days refer to U.S. calendar days, other than a Saturday or Sunday, on which Citibank's San Francisco, California, offices are open for commercial banking business during normal banking hours) of that action being taken and will provide Licensee with complete information concerning that action;

            (c) provide to Licensee an EU PSUR on an annual basis for three years following all relevant Approvals (four quarterly or two six-monthly reports are acceptable as an annual report). Thereafter provide to Licensee a half yearly summary of all spontaneous reports in relation to the Licensed Products; and

5.    SPONTANEOUS SERIOUS or UNEXPECTED ADVERSE DRUG EVENTS

      5.1 Licensee will forward to Cellegy any spontaneous Serious or Unexpected Adverse Drug Event report within 72 hours of receipt of these by Licensee on A CIOMS 1 form.

      5.2 All reports from Licensee on Adverse Drug Events shall be addressed to Cellegy as follows:

            Cellegy Pharmaceuticals, Inc.
            349 Oyster Point Boulevard
            San Francisco, California  94080
            Telephone No.: (650) 616-2200
            Facsimile No.: (650)616-2222

      5.3 Cellegy will acknowledge receipt of any such report within 5 working days of that receipt.

6.    SPONTANEOUS NON-SERIOUS ADVERSE DRUG EVENT REPORT

      6.1 Licensee will forward to Cellegy any spontaneous Non-serious Adverse Drug Event reports on a CIOMS 1 form on a monthly basis.

      6.2 All reports from Licensee on Adverse Drug Events shall be addressed to Cellegy as follows:

            Cellegy Pharmaceuticals, Inc.
            349 Oyster Point Boulevard
            San Francisco, California  94080
            Telephone No.: (650) 616-2200
            Facsimile No.: (650) 616-2222

      6.3 Cellegy will acknowledge receipt of any such report within 5 working days of that receipt.

7.    ARCHIVING OF REPORTS

      7.1 Licensee will maintain all reports in accordance with any regulatory requirements in Territory.

      7.2 Notwithstanding clause 7.1, Licensee will maintain a record of each report for at least 5 years from Licensee's receipt or creation of each report and such maintenance will include:

            (a) a copy (hard copy or electronically available copy) of the report;

            (b) the date of the initial receipt or creation of the report by Licensee; and

            (c) for Serious or Unexpected Adverse Drug Event reports, the date the report was forwarded to and received by Cellegy.

8.    CLINICAL TRIAL REPORTS

      8.1 Licensee will forward to Cellegy any Serious or Unexpected Adverse Drug Event report that is considered to be drug related and occurs during clinical trials within 72 hours of receipt of such report by Licensee.

      8.2 Any Serious Adverse Drug Event report based upon clinical trials forwarded to Cellegy according to clause 8.1 will:

            (a) be reported on the Serious Adverse Event form from the case report form;

            (b) include an assessment of causality by the investigator with an indication on the case report form; and

            (c) if blinded studies are carried out, a disclosure of the randomization code by a person not directly involved in the study if it is ongoing, in order to permit entry of that data into a central database.

      8.3 Licensee will forward to Cellegy any Non-serious Adverse Drug Event report from clinical trials as part of the end of study reports, provided however, that at least the safety sections of the end of study reports will be forwarded to Cellegy within 30 days of completion of the end of study reports.

      8.4 All reports from Licensee on Adverse Drug Events from clinical trials shall be addressed to Cellegy as follows:

            Cellegy Pharmaceuticals, Inc.
            349 Oyster Point Boulevard
            San Francisco, California  94080
            Telephone No.: (650) 616-2200
            Facsimile No.: (650) 616-2222

      8.5 Cellegy will acknowledge receipt of any such report within 5 days of that receipt.

9.    VARIATION OF THIS SCHEDULE

      9.1 This Schedule may be amended by mutual consent of the parties as evidenced in writing and the amended Schedule will then prevail as the Schedule to the Agreement.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately wit the Commission.

                                    EXHIBIT B
                           MINIMUM SALES REQUIREMENTS
                                       [*]

                                    EXHIBIT C
                       PATENT RIGHTS FOR LICENSED PRODUCT

A. U.S. Patent Number 6,319,913 B1 entitled "Penetration Enhancing and Irritation Reducing Systems" issued November 20, 2001

B. U.S. Patent Application Number 09/963,287 (U.S. Publication Number US 2002/0058650 A1), a continuation of US 6,319,913 B1, entitled "Penetration Enhancing and Irritation Reducing Systems"

C.    Canadian  Patent  Application   Number  2,309,688  entitled   "Penetration
      Enhancing  and  Irritation   Reducing  System"   (National  Phase  of  PCT
      Application  Number  PCT/US98/23750,  Publication  Number WO  99/24041)

D. Mexican Patent Application Number 4513 (National Phase of PCT Application Number PCT/US98/23750, Publication Number WO 99/24041)

E. U.S. Patent Application (number not yet assigned) entitled "Semisolid Topical Hormonal Compositions and Methods for Treatment", filed October 4, 2002, claiming priority to U.S. Provisional Application Number 60/327,423, filed October 4, 2001

F.    PCT  Application  Number   PCT/US02/31997  (not  yet  published)  entitled
      "Semisolid Topical Hormonal Compositions and Methods for Treatment", designated states include Canada and Mexico

G.    U.S. Patent Application Number 10/197,627  entitled "Taper Well Meter Dose
      Pump"

H. PCT Application yet to be filed corresponding to U.S. Application Number 10/197,627, filing deadline June 4, 2003

                                    EXHIBIT D
                  OTHER TESTOSTERONE PRODUCTS OWNED BY CELLEGY

Tostrelle(R) testosterone gel

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately wit the Commission.

                                    EXHIBIT E

                                  BURDENED COST

"Burdened Cost" means [*]

Cellegy's estimated Burdened Cost for 2003 is as follows: [*]

                                    EXHIBIT F
                                   TRADEMARKS

Tostrex(TM)

A.    US: Filed, second request; Application Number 75/866,691, class IN 5

B.    Canada: Filed, pending; Application Number 1128610, class IN

C.    Mexico: Registered, Registration Number 737847 issued 2/28/02, class IN 5